Exhibit 99.1

Investor Contact:	Press Contact:
Frank Gordon	Brian Beades
212.810.5858	212.810.5596

BlackRock Kelso Capital Corporation Declares Regular Fourth Quarter Dividend of $0.32 per Share,

Announces September 30, 2010 Quarterly Financial Results

New York, New York, November 4, 2010 - BlackRock Kelso Capital Corporation (NASDAQ:BKCC) (“BlackRock Kelso Capital” or the “Company”) announced today that its Board of Directors has declared a fourth quarter dividend of $0.32 per share payable on January 3, 2011 to stockholders of record as of December 20, 2010.

BlackRock Kelso Capital also announced financial results for the quarter ended September 30, 2010.

HIGHLIGHTS:

Investment Portfolio: $888.3 million

Net Assets: $639.1 million

Indebtedness (borrowings under credit facility): $205.5 million

Net Asset Value per share: $9.76

Portfolio Activity for the Quarter Ended September 30, 2010:

Cost of investments during period: $177.4 million

Sales, repayments and other exits during period: $100.2 million

Number of portfolio companies at end of period: 51

Operating Results for the Quarter Ended September 30, 2010:

Net investment income per share: $0.26

Dividends declared per share: $0.32

Earnings per share: $0.25

Net investment income: $16.8 million

Net realized and unrealized losses: ($0.5) million

Net increase in net assets from operations: $16.3 million

Portfolio and Investment Activity

During the three months ended September 30, 2010, we invested $177.4 million across four new and several existing portfolio companies. This compares to investing $11.0 million across several existing portfolio companies for the three months ended September 30, 2009. Sales, repayments and other exits of investment principal totaled $100.2 million during the three months ended September 30, 2010, versus $28.3 million during the three months ended September 30, 2009.

At September 30, 2010, our portfolio consisted of 51 portfolio companies and was invested 48% in senior secured loans, 24% in unsecured or subordinated debt securities, 12% in equity investments, 10% in senior secured notes and 6% in cash and cash equivalents. This compares to 60 portfolio companies and invested 59% in senior secured loans, 31% in unsecured or subordinated debt securities, 6% in senior secured notes, 4% in equity investments and less than 1% in cash and cash equivalents at September 30, 2009. Our average portfolio company investment at amortized cost was approximately $19.0 million at September 30, 2010, versus $19.1 million at September 30, 2009. At September 30, 2010, 0.9% of our total debt investments at fair value (or 2.2% at amortized cost) were on non-accrual status.

The weighted average yields of the debt and income producing equity securities in our portfolio at fair value were 12.4% at September 30, 2010 and 13.9% at September 30, 2009. The weighted average yields on our senior secured loans and other debt securities at fair value were 10.6% and 15.0%, respectively, at September 30, 2010, versus 12.4% and 16.4% at September 30, 2009. The weighted average yields of the debt and income producing equity securities in our portfolio at their current cost basis were 10.5% at September 30, 2010 and 10.9% at September 30, 2009. The weighted average yields on our senior secured loans and other debt securities at their current cost basis were 9.4% and 11.9%, respectively, at September 30, 2010, versus 10.0% and 13.2% at September 30, 2009. Yields exclude common equity investments, preferred equity investments with no stated dividend rate, short-term investments and cash and cash equivalents.

At September 30, 2010, we had $54.6 million in cash and cash equivalents, $414.5 million available under our senior secured, multi-currency credit facility, and $45.6 million payable for investments purchased.

Results of Operations

Results comparisons are for the three and nine months ended September 30, 2010 and 2009.

Investment Income

Investment income totaled $24.8 million and $80.8 million, respectively, for the three and nine months ended September 30, 2010, compared to $29.4 million and $94.6 million for the three and nine months ended September 30, 2009. The decrease in investment income for the three and nine months ended September 30, 2010 primarily reflects a reduction in the size of our portfolio due to sales, repayments and other exits. Total investments at their current cost basis were $966.8 million at September 30, 2010, compared to $1,144.9 million at September 30, 2009.

Expenses

Net expenses for the three and nine months ended September 30, 2010 were $8.0 million and $23.3 million, respectively, versus $7.6 million and $23.5 million for the three and nine months ended September 30, 2009. Of these totals, for the three and nine months ended September 30, 2010, $1.7 million and $4.6 million, respectively, were interest and other credit facility expenses, versus $1.5 million and $5.0 million for the three and nine months ended September 30, 2009. Base management fees were $4.0 million and $12.5 million, respectively, for the three and nine months ended September 30, 2010, compared to $4.6 million and $14.0 million for the three and nine months ended September 30, 2009. Amortization of debt issuance costs for the three and nine months ended September 30, 2010 was $0.7 million and $1.5 million, respectively, versus $0.2 million and $0.5 million for the three and nine months ended September 30, 2009. Expenses also consist of incentive management fees, investment advisor expenses, professional fees, administrative services expense, insurance expenses, director fees and miscellaneous other expenses. The decrease in base management fees for the three and nine months ended September 30, 2010 reflects a reduction in the size of our portfolio due to investment sales, repayments and other exits. The decrease in interest expense and fees related to the credit facility for the nine months ended September 30, 2010 is mainly a result of reduced borrowing levels. Total borrowings were $205.5 million at September 30, 2010, compared to $347.5 million at September 30, 2009. The increase in amortization of debt issuance costs reflects the incurrence of structuring and arrangement fees in connection with the amendment of our credit facility in April 2010.

Net Investment Income

Net investment income totaled $16.8 million and $57.5 million, or $0.26 per share and $0.96 per share, respectively, for the three and nine months ended September 30, 2010. For the three and nine months ended September 30, 2009, net investment income totaled $21.8 million and $71.1 million, or $0.39 per share and $1.28 per share, respectively. The decrease is primarily a result of a decline in interest income.

Net Realized Gain or Loss

Total net realized gain or loss for the three and nine months ended September 30, 2010 was a gain of $1.3 million and a loss of ($62.7) million, respectively, compared to losses of ($56.3) million and ($64.9) million for the three and nine months ended September 30, 2009. Net realized gain for the three months ended September 30, 2010 was the result of $0.4 million in net gains realized from sales, repayments and other exits of our investments and $0.9 million in net gains realized on foreign currency transactions. Foreign currency gains mainly represent gains on forward currency contracts used to hedge our investments denominated in foreign currencies.

Net Unrealized Appreciation or Depreciation

For the three and nine months ended September 30, 2010, the change in net unrealized depreciation on investments and foreign currency translation was a decrease (increase) in net unrealized depreciation of ($1.8) million and $74.4 million, respectively, versus $65.7 million and $44.7 million for the three and nine months ended September 30,

2009. Net unrealized depreciation was ($133.5) million at September 30, 2010 and ($264.6) million at September 30, 2009. The valuations of our investments on a net basis were relatively unchanged during the three months ended September 30, 2010, primarily a result of stabilizing capital market conditions. Market-wide movements are not necessarily indicative of any fundamental change in the condition or prospects of our portfolio companies.

Net Increase in Net Assets from Operations

For the three and nine months ended September 30, 2010, the net increase in net assets from operations was $16.3 million and $69.1 million, or $0.25 per share and $1.15 per share, respectively, compared to $31.1 million and $50.9 million, or $0.55 per share and $0.91 per share, for the three and nine months ended September 30, 2009. As compared to the prior three-month period, the decrease primarily reflects the decline in net investment income and in net unrealized appreciation on investments, net of realized gains and losses, for the three months ended September 30, 2010.

Liquidity and Capital Resources

At September 30, 2010, we had approximately $55 million in cash and cash equivalents, $206 million in borrowings outstanding and, subject to leverage and borrowing base restrictions, $415 million available for use under our senior secured, multi-currency credit facility, of which $245 million expires December 6, 2010. Of our $206 million in borrowings outstanding at September 30, 2010, $71 million matures on December 6, 2010 and $135 million matures on December 6, 2013. At September 30, 2010, we were in compliance with regulatory coverage requirements with an asset coverage ratio of 399% and were in compliance with all financial covenants under our credit facility. In the near term, we expect to meet our liquidity needs through periodic add-on equity offerings, use of the remaining availability under our credit facility and continued cash flows from operations. The primary use of funds will be investments in portfolio companies, reductions in debt outstanding and other general corporate purposes.

On October 22, 2010, we closed an add-on public offering through which we sold 6 million shares of our common stock at a price of $11.95 per share receiving net proceeds of approximately $68 million. On November 1, 2010, the underwriters of the add-on offering exercised their over-allotment option under the underwriting agreement and elected to purchase an additional 900,000 shares of common stock at a price of $11.95 per share, which would result in net proceeds of approximately $10 million on the anticipated closing date of November 4, 2010.

Dividends

On November 3, 2010, our Board of Directors declared a dividend of $0.32 per share, payable on January 3, 2011 to stockholders of record at the close of business on December 20, 2010.

Dividends declared to stockholders for the three and nine months ended September 30, 2010 totaled $21.0 million, or $0.32 per share, and $57.2 million, or $0.96 per share, respectively. For the three and nine months ended September 30, 2009, dividends declared to stockholders totaled $9.0 million, or $0.16 per share, and $26.7 million, or $0.48 per share, respectively. Tax characteristics of all dividends will be reported to stockholders on Form 1099 after the end of the calendar year.

We have elected to be taxed as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code. To maintain our status as a RIC, we must distribute annually to our stockholders at least 90% of our investment company taxable income and at least 98% of our income (both ordinary income and net capital gains) to avoid an excise tax. We have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements to maintain our qualification as a RIC. We also intend to make distributions of net realized capital gains, if any, at least annually. We may, at our discretion, carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. We will accrue excise tax on estimated undistributed taxable income as required.

A portion of amounts we have paid or will pay as dividends to stockholders during 2010 may consist of taxable income carried forward from the prior year. Taxable income carried forward from the prior year to 2010 totaled approximately $25.6 million, or $0.39 per share outstanding at September 30, 2010.

Income we receive from origination, structuring, closing, commitment and other upfront fees associated with investments in portfolio companies is treated as taxable income when received and accordingly, distributed to stockholders. For financial reporting purposes, such fees are recorded as unearned income and accreted/amortized over the life of the respective investment. For the three and nine months ended September 30, 2010, these fees totaled $4.8 million and $7.2 million, respectively. There were no such fees for the 2009 periods.

Dividend Reinvestment and Dividend Reinvestment Plan

We maintain an “opt out” dividend reinvestment plan for our common stockholders. As a result, if we declare a dividend, stockholders’ cash dividends will be automatically reinvested in additional shares of our common stock, unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash dividends. With respect to our dividends paid to stockholders for the nine months ended September 30, 2010 and 2009, dividends reinvested pursuant to our dividend reinvestment plan totaled $3.7 million and $8.2 million, respectively.

Under the terms of our amended and restated dividend reinvestment plan, dividends may be paid in newly issued or treasury shares of our common stock at a price equal to 95% of the market price on the dividend payment date. This feature of the plan means that, under certain circumstances, we may issue shares of our common stock at a price below NAV per share, which could cause our stockholders to experience dilution.

Share Repurchase Plan

In 2008, our Board of Directors approved a share repurchase plan under which we may repurchase up to 2.5% of our outstanding shares of common stock from time to time in open market or privately negotiated transactions. In 2009, our Board of Directors approved an extension and increase to the plan which authorized us to repurchase up to an additional 2.5% of our outstanding shares of common stock. In May 2010, the repurchase plan was further extended through June 30, 2011, with 1,794,971 shares remaining authorized for repurchase. There were no purchases under the plan during the nine months ended September 30, 2010. Since inception of the repurchase plan through September 30, 2010, we have purchased 961,679 shares of our common stock on the open market for $5.4 million, including brokerage commissions.

Notice is hereby given in accordance with Section 23(c) of the Investment Company Act of 1940 that from time to time we may purchase shares of our common stock in the open market at prevailing market prices.

Conference Call

BlackRock Kelso Capital will host a webcast/teleconference call at 4:30 p.m. (Eastern Time) on Thursday, November 4, 2010 to discuss its third quarter 2010 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (800) 374-0176, or from outside the United States, (706) 679-3431, shortly before 4:30 p.m. and referencing the BlackRock Kelso Capital Corporation Conference Call (ID Number 11463403). A live, listen-only webcast will also be available via the investor relations section of www.blackrockkelso.com.

Both the teleconference and webcast will be available for replay by 7:30 p.m. on Thursday, November 4, 2010 and ending at midnight on Thursday, November 11, 2010. To access the replay of the teleconference, callers from the United States should dial (800) 642-1687 and callers from outside the United States should dial (706) 645-9291 and enter the Conference ID Number 11463403. To access the webcast, please visit the investor relations section of www.blackrockkelso.com.

BlackRock Kelso Capital Corporation

Statements of Assets and Liabilities (Unaudited)

	September 30, 2010	December 31, 2009
Assets:
Investments at fair value:
Non-controlled, non-affiliated investments (amortized cost of $851,812,860 and $963,463,604)	$711,657,715	$810,035,780
Non-controlled, affiliated investments (amortized cost of $63,895,434 and $63,942,195)	59,357,161	26,793,989
Controlled investments (amortized cost of $51,118,995 and $27,414,204)	62,732,218	9,912,276

Total investments at fair value (amortized cost of $966,827,289 and $1,054,820,003)	833,747,094	846,742,045
Cash and cash equivalents	53,254,453	5,048,136
Cash denominated in foreign currency (cost of $1,282,106 and $759,760)	1,296,782	759,765
Unrealized appreciation on forward foreign currency contracts	—	203,998
Interest receivable	12,016,427	18,441,527
Dividends receivable	9,102,321	6,620,903
Prepaid expenses and other assets	8,056,971	1,710,105

Total Assets	$917,474,048	$879,526,479

Liabilities:
Payable for investments purchased	$45,590,000	$557,483
Unrealized depreciation on forward foreign currency contracts	434,560	—
Credit facility payable	205,500,000	296,000,000
Interest payable on credit facility	148,962	959,458
Dividend distributions payable	20,963,513	18,072,063
Base management fees payable	4,049,347	4,547,129
Incentive management fees payable	—	16,818,602
Accrued administrative services	204,630	201,728
Other accrued expenses and payables	1,505,342	2,807,254

Total Liabilities	278,396,354	339,963,717

Net Assets:
Common stock, par value $.001 per share, 200,000,000 and 100,000,000 common shares authorized, 66,472,657 and 57,436,875 issued and 65,510,978 and 56,475,196 outstanding	66,473	57,437
Paid-in capital in excess of par	914,223,076	826,617,395
Undistributed net investment income	19,727,731	19,463,949
Accumulated net realized loss	(156,017,825)	(93,279,572)
Net unrealized depreciation	(133,495,861)	(207,870,547)
Treasury stock at cost, 961,679 and 961,679 shares held	(5,425,900)	(5,425,900)

Total Net Assets	639,077,694	539,562,762

Total Liabilities and Net Assets	$917,474,048	$879,526,479

Net Asset Value Per Share	$9.76	$9.55

BlackRock Kelso Capital Corporation Statements of Operations (Unaudited)	Three months ended September 30, 2010	Three months ended September 30, 2009	Nine months ended September 30, 2010	Nine months ended September 30, 2009
Investment Income:
From non-controlled, non-affiliated investments:
Interest	$21,756,798	$27,636,401	$72,077,951	$90,126,212
Dividends	543,026	451,908	1,588,281	1,322,664
Other income	—	—	37,500	—
From non-controlled, affiliated investments:
Interest	1,637,598	753,690	4,722,438	1,668,208
Dividends	327,156	279,079	943,730	820,493
From controlled investments:
Interest	553,592	238,408	1,458,324	672,837

Total investment income	24,818,170	29,359,486	80,828,224	94,610,414

Expenses:
Base management fees	4,049,347	4,555,811	12,522,832	13,951,061
Incentive management fees	—	—	493,951	—
Interest and credit facility fees	1,748,712	1,456,369	4,570,476	5,004,980
Amortization of debt issuance costs	713,305	172,031	1,469,481	511,520
Investment advisor expenses	394,306	341,872	1,178,267	1,028,939
Professional fees	394,589	342,878	790,820	949,444
Administrative services	203,182	174,490	681,892	605,525
Insurance	123,409	152,181	458,020	413,406
Director fees	93,500	84,083	281,169	268,238
Other	286,568	298,190	884,162	808,935

Net expenses	8,006,918	7,577,905	23,331,070	23,542,048

Net Investment Income	16,811,252	21,781,581	57,497,154	71,068,366

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	400,317	(55,331,272)	(26,685,901)	(62,394,229)
Non-controlled, affiliated investments	—	—	(36,221,865)	12,240
Controlled investments	—	—	2,515	—
Foreign currency	875,621	(981,390)	166,998	(2,468,431)

Net realized gain (loss)	1,275,938	(56,312,662)	(62,738,253)	(64,850,420)

Net change in unrealized appreciation or depreciation on:
Non-controlled, non-affiliated investments	(9,861,152)	82,569,638	9,255,775	71,526,349
Non-controlled, affiliated investments	259,096	(13,462,326)	36,626,837	(22,434,442)
Controlled investments	9,594,214	(1,969,822)	29,115,151	(4,320,733)
Foreign currency translation	(1,763,644)	(1,460,443)	(623,077)	(88,524)

Net change in unrealized appreciation or depreciation	(1,771,486)	65,677,047	74,374,686	44,682,650

Net realized and unrealized gain (loss)	(495,548)	9,364,385	11,636,433	(20,167,770)

Net Increase in Net Assets Resulting from Operations	$16,315,704	$31,145,966	$69,133,587	$50,900,596

Net Investment Income Per Share	$0.26	$0.39	$0.96	$1.28

Earnings Per Share	$0.25	$0.55	$1.15	$0.91

Basic and Diluted Weighted-Average Shares Outstanding	65,509,414	56,338,835	59,898,128	55,738,396
Dividends Declared Per Share	$0.32	$0.16	$0.96	$0.48

Supplemental Information

The Company reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Company records its liability for incentive management fees as it becomes legally obligated to pay them, based on a hypothetical liquidation at the end of each reporting period. The Company’s obligation to pay incentive management fees with respect to any fiscal quarter is based on a formula that reflects the Company’s results over a trailing four-fiscal quarter period ending with the current fiscal quarter. The Company is legally obligated to pay the amount resulting from the formula less any cash payments of incentive management fees during the prior three quarters. The formula’s requirement to reduce the incentive management fee by amounts paid with respect to incentive fees in the prior three quarters has caused the Company’s incentive fee expense to become, and currently is expected to be, concentrated in the fourth quarter of each year. Management believes that reflecting incentive fees throughout the year, as the related investment income is earned, is an effective measure of the Company’s profitability and financial performance that facilitates comparison of current results with historical results and with those of the Company’s peers. The Company’s “as adjusted” results reflect incentive management fees based on the formula the Company utilizes for each trailing four-fiscal quarter period, with the formula applied to the current quarter’s incremental earnings and without any reduction for incentive management fees paid during the prior three quarters. The resulting amount represents an upper limit of each quarter’s incremental incentive management fees that the Company may become legally obligated to pay at the end of the year. Prior year amounts are estimated in the same manner. These estimates represent upper limits because, in any calendar year, subsequent quarters’ investment underperformance could reduce the incentive management fees payable by the Company with respect to prior quarters’ operating results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. For a more detailed description of the Company’s incentive management fee, please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 and Annual Report on Form 10-K for the fiscal year ended December 31, 2009 on file with the SEC.

Computations for all periods are derived from the Company’s financial statements as follows:

	Three months ended September 30, 2010	Three months ended September 30, 2009	Nine months ended September 30, 2010	Nine months ended September 30, 2009
GAAP Basis:
Net Investment Income	$16,811,252	$21,781,581	$57,497,154	$71,068,366
Net Increase in Net Assets from Operations	16,315,704	31,145,966	69,133,587	50,900,596
Net Asset Value at end of period	639,077,694	540,376,295	639,077,694	540,376,295
Less: Incremental incentive management fee expense using existing formula as applied to current period operating results	(3,791,636)	(4,196,459)	(11,423,444)	(13,514,318)
As Adjusted:
Net Investment Income	$13,019,616	$17,585,122	$46,073,710	$57,554,048
Net Increase in Net Assets from Operations	12,524,068	26,949,507	57,710,143	37,386,278
Net Asset Value at end of period	627,654,250	526,861,977	627,654,250	526,861,977

Per Share Amounts, GAAP Basis:
Net Investment Income	$0.26	$0.39	$0.96	$1.28
Net Increase in Net Assets from Operations	0.25	0.55	1.15	0.91
Net Asset Value at end of period	9.76	9.59	9.76	9.59

	Three months ended September 30, 2010	Three months ended September 30, 2009	Nine months ended September 30, 2010	Nine months ended September 30, 2009
Per Share Amounts, As Adjusted:
Net Investment Income	$0.20	$0.31	$0.77	$1.03
Net Increase in Net Assets from Operations	0.19	0.48	0.96	0.67
Net Asset Value at end of period	9.58	9.35	9.58	9.35

About BlackRock Kelso Capital Corporation

BlackRock Kelso Capital Corporation is a business development company formed in early 2005 by its management team, BlackRock, Inc. and principals of Kelso & Company, to provide debt and equity capital to middle-market companies.

The Company’s investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Forward-Looking Statements

This press release, and other statements that BlackRock Kelso Capital may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Kelso Capital’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Kelso Capital cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Kelso Capital assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Kelso Capital’s Securities and Exchange Commission (“SEC”) reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the ability of our portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) fluctuations in foreign currency exchange rates; and (15) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Kelso Capital’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Kelso Capital’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockkelso.com. The information contained on our website is not a part of this press release.

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